UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss. 240.14 a-11(c) or ss.240.14a-12

BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified in Its Charter)

Liberation Investments, L.P.

Liberation Investments Ltd.

Liberation Investment Group, LLC

Mr. Emanuel R. Pearlman

Mr. Gregg E. Frankel

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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LIBERATION INVESTMENTS L.P.

11766 Wilshire Blvd, Suite #870

Los Angeles, CA 90025

LIBERATION INVESTMENTS LTD.

11766 Wilshire Blvd, Suite #870

Los Angeles, CA 90025

December [    ], 2005

Dear Fellow Stockholder:

On behalf of Liberation Investments L.P., Liberation Investments Ltd. and their affiliates (collectively, “Liberation”), we are pleased to enclose our Proxy Statement and [GOLD] Proxy Card, which will enable you to support our stockholder proposals to improve the quality of corporate governance at Bally Total Fitness Holding Corporation (the “Company” or “Bally”). We expect that our proposals will be voted on at the 2006 Annual Meeting of Stockholders of the Company currently slated to occur at 8:30 A.M. (CST) on January 26, 2006, at the Renaissance Chicago O’Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”). Liberation is the beneficial owner of 4,134,450 shares or approximately [10.90]% of the Common Stock of the Company, making it one of the Company’s largest stockholders.

As you may be aware, Liberation has long been concerned about the quality of corporate governance at Bally. We believe that stockholder democracy at the Company would be bolstered by providing stockholders with a continuing voice in determining the tenure of Bally’s senior management team, including its Chief Executive Officer and President. We expect that the existence of such a stockholder right would strengthen corporate governance by serving as a powerful incentive for members of senior management to pay careful attention to their fiduciary duties and focus keenly on maximizing value for all stockholders.

The Company is presently at a critical strategic crossroads. We are asking you to join us in increasing management accountability to stockholders by supporting our call for improved corporate governance. It is time for us to make these much needed changes.

The enclosed Proxy Statement contains important information concerning the Company’s Annual Meeting. Please read it carefully.

WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED [GOLD] PROXY CARD TODAY.

Thank you for your support.

Sincerely,

LIBERATION INVESTMENTS,

L.P. LIBERATION INVESTMENTS LTD.

By:	/s/ Emanuel R. Pearlman
Emanuel R. Pearlman

PRELIMINARY PROXY STATEMENT DATED DECEMBER 7, 2005; SUBJECT TO COMPLETION

2006 ANNUAL MEETING OF STOCKHOLDERS

of

Bally Total Fitness Holding Corporation

PROXY STATEMENT

of

Liberation Investments, L.P. and

Liberation Investments Ltd.

This Proxy Statement and the enclosed [GOLD] Proxy Card are being furnished by Liberation Investments, L.P. and Liberation Investments Ltd. (collectively “Liberation”) and our affiliates, Liberation Investment Group, LLC, Emanuel R. Pearlman, the General Manager, Chairman and Chief Executive Officer of Liberation Investment Group LLC, and Gregg E. Frankel, President of Liberation Investment Group, LLC, to holders of common stock, par value $.01 per share (the “Common Stock”), of Bally Total Fitness Holding Corporation, a Delaware corporation (“Bally” or the “Company”), in connection with the solicitation of proxies for use at the annual meeting of the Company’s stockholders and at any and all adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting is scheduled to be held January 26, 2006 at the time and place to be announced in the Notice of Annual Meeting of Stockholders that will be sent to stockholders by the Company. As of December [    ], 2005, Liberation was the beneficial owner of 4,134,450 shares of Common Stock in the aggregate, representing approximately [10.90]% of the outstanding shares. According to the Company’s Proxy Statement filed on December [    ], 2005, there were 38,094,479 shares of Common Stock outstanding.

THIS SOLICITATION IS BEING MADE BY LIBERATION AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

This Proxy Statement and the [GOLD] Proxy Card are first being mailed or furnished to stockholders of the Company on or about December [    ], 2006.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED [GOLD] PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE PROMPTLY. PROPERLY VOTING THE ENCLOSED [GOLD] PROXY CARD AUTOMATICALLY REVOKES ALL PRIOR PROXY CARDS PREVIOUSLY SIGNED BY YOU.

DO NOT MAIL ANY PROXY CARD OTHER THAN THE ENCLOSED [GOLD] CARD IF YOU WISH TO VOTE FOR THE PROPOSALS LIBERATION SUPPORTS.

EVEN IF YOU PREVIOUSLY HAVE VOTED A PROXY CARD FURNISHED TO YOU BY THE COMPANY’S BOARD OF DIRECTORS OR ANY OTHER PARTY, YOU HAVE THE LEGAL RIGHT TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED [GOLD] PROXY CARD. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING.

HOLDERS OF RECORD OF SHARES OF COMMON STOCK AS OF DECEMBER 20, 2005, THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING, ARE URGED TO SUBMIT A [GOLD] PROXY CARD EVEN IF YOUR SHARES ARE SOLD AFTER THE RECORD DATE.

IF YOU PURCHASED SHARES OF COMMON STOCK AFTER THE RECORD DATE AND WISH TO VOTE SUCH SHARES AT THE ANNUAL MEETING, YOU SHOULD OBTAIN A [GOLD] PROXY CARD FROM THE SELLER OF SUCH SHARES.

IF YOUR SHARES ARE REGISTERED IN YOUR OWN NAME, PLEASE SIGN, DATE AND MAIL THE ENCLOSED [GOLD] PROXY CARD TO US IN CARE OF INNISFREE M&A INCORPORATED, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY IT CAN SIGN A [GOLD] PROXY CARD WITH RESPECT TO YOUR SHARES AND ONLY UPON RECEIPT OF SPECIFIC INSTRUCTIONS FROM YOU. ACCORDINGLY, YOU SHOULD CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A [GOLD] PROXY CARD TO BE SIGNED REPRESENTING YOUR SHARES. WE URGE YOU TO CONFIRM IN WRITING YOUR INSTRUCTIONS TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO US IN CARE OF INNISFREE M&A INCORPORATED AT THE ADDRESS INDICATED BELOW SO THAT WE WILL BE AWARE OF ALL INSTRUCTIONS GIVEN AND CAN ATTEMPT TO ENSURE THAT SUCH INSTRUCTIONS ARE FOLLOWED.

If you have any questions about executing your proxy or require assistance, please call:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free:

888-750-5834

Banks and Brokers Call Collect:

212-750-5833

LIBERATION INVESTMENTS, L.P. AND

LIBERATION INVESTMENTS LTD.

The proxies solicited hereby are being sought by Liberation and our affiliates, Liberation Investment Group, LLC, Emanuel R. Pearlman, the General Manager, Chairman and Chief Executive Officer of Liberation Group, LLC, Gregg E. Frankel, President of Liberation Investment Group, LLC. Liberation Investments, L.P. is a Delaware limited partnership, and Liberation Investments Ltd. is a private offshore investment corporation. The principal business of Liberation Investments, L.P. is that of a private investment partnership engaging in the purchase and sale of securities for investment for its own account, and the principal business of Liberation Investments Ltd. is that of a private offshore investment corporation engaging in the purchase and sale of securities for investment for its own account. The shares of Common Stock beneficially owned by Liberation and its affiliates are set forth in Appendix I hereto.

For additional information regarding Liberation and its affiliates and the participants in this proxy solicitation, please see Appendix I annexed to this Proxy Statement.

REASONS FOR THE SOLICITATION

Liberation has long been concerned about the quality of corporate governance at Bally. We believe that stockholder democracy at the Company would be bolstered by providing stockholders with a continuing voice in determining the tenure of Bally’s senior management team, including its Chief Executive Officer and President. We expect that the existence of such a stockholder right would strengthen corporate governance by serving as a powerful incentive for members of senior management to pay careful attention to their fiduciary duties and focus keenly on maximizing value for all stockholders.

The Company is presently at a critical strategic crossroads. It is therefore essential that we act now to establish greater management accountability. Our proposals offer you the opportunity to pave the way for the appointment of a new Chief Executive Officer and President who is committed to building stockholder value and making the strategic decisions that will best serve all stockholders. We urge you to support our efforts.

Although Liberation strongly believes that adoption of the proposals contained herein will serve to maximize stockholder value, Liberation gives no assurances that the adoption of any or all of such proposals will produce the anticipated increase in stockholder value.

We urge stockholders to support our call for improved corporate governance by voting in the following manner:

1.	To NOT CAST any vote for Eric Langshur, one of the Board of Directors’ nominees for election to the Board of Directors; LIBERATION EXPRESSES NO OPINION AND MAKES NO RECOMMENDATION with respect the nominees of Pardus European Special Opportunities Master Fund L.P. and certain of its affiliates (collectively, “Pardus”) for election to the Board of Directors;

2.	FOR our proposal to amend the Company’s Amended and Restated Bylaws (the “Bylaws”) to give stockholders the authority to remove the Chief Executive Officer and President of the Company;

3.	FOR our proposal to amend the Company’s Bylaws to increase stockholder authority with respect to determining the tenure of officers of the Company;

4.	FOR our proposal to amend the Company’s Bylaws to protect stockholder authority to remove officers of the Company;

5.	FOR our proposal to remove Paul A. Toback as Chief Executive Officer and President of the Company; and

6.	LIBERATION EXPRESSES NO OPINION AND MAKES NO RECOMMENDATION with respect to Pardus’ proposal to amend the Company’s Bylaws to repeal any amendments to the Bylaws made by the board of Directors from May 26, 2005 through the date on which the proposal is approved.

7.	AGAINST the approval of the Board of Directors’ 2006 Omnibus Equity Compensation Plan.

8.	LIBERATION EXPRESSES NO OPINION AND MAKES NO RECOMMENDATION with respect to the Board of Directors’ proposal to ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005.

The effectiveness of each of Proposals 2, 3, 4 and 5 above (collectively, the “Liberation Proposals”) is conditioned upon the receipt of approval of all of the Liberation Proposals. Consequently, if any of the Liberation Proposals is not approved, none of the Liberation Proposals will be enacted even though sufficient votes may have been received to approve a particular Liberation Proposal.

Although Proposals 3 and 4 above are closely related to each other conceptually, they propose to amend different provisions of the Bylaws and are accordingly presented as independent proposals in accordance with the requirements of Rule 14a-4(a)(3) of the Securities Exchange Act of 1934, as amended.

Proposal 1. Nominees of the Board of Directors and Pardus for Election to the Board of Directors.

At the Annual Meeting, assuming a quorum is present, three Class III Directors are to be re-elected to serve for three-year terms expiring in 2008, or until their successors have been duly elected or qualified. We expect that the Board of Directors will nominate Eric Langshur, Charles Burdick and Barry R. Elson for re-election as directors in the class of directors whose term expires on the date of the Annual Meeting. We expect that Pardus will nominate Charles J. Burdick, Barry R. Elson and Don R. Kornstein to serve as directors in the class of directors whose term expires on the date of the Annual Meeting. We encourage you to review the Proxy Statements of the Board of Directors and Pardus for additional information concerning their respective nominees.

Liberation is soliciting proxies to not cast any vote with respect to Eric Langshur, one of the Company’s three nominees to the Board of Directors. By not casting your vote with respect to the election of Eric Langshur, stockholders can send management a strong message that they support our proposals for improved stockholder rights and increased management and Board of Directors accountability, as well as our goal of maximizing stockholder value.

According to the Proxy Statements of the Board of Directors and Pardus, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote in the election of directors is required to elect each director nominee. Accordingly, votes not cast with respect to the election of one or more directors will have the effect of a negative vote with respect to the election of directors, although such votes will be counted for purposes of determining whether there is a quorum.

LIBERATION RECOMMENDS THAT YOU NOT CAST ANY VOTE WITH RESPECT TO ERIC LANGSHUR, ONE OF THE COMPANY’S NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS. LIBERATION EXPRESSES NO OPINION AND MAKES NO RECOMMENDATION WITH RESPECT TO HOW OR WHETHER YOU SHOULD VOTE FOR PARDUS’ NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

Proposal 2. Stockholder Authority to Remove Chief Executive Officer and President of the Company.

This proposal is being brought before the Annual Meeting pursuant to (i) Article Fifth, Section B of the Restated Certificate of Incorporation of the Company, which provides, in relevant part, that the Bylaws may be amended upon the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all outstanding shares of the Company’s stock then entitled to vote, and (ii) Section 109 of the Delaware General Corporation law, which provides the stockholders of a company with the authority to amend its bylaws.

We propose that stockholders approve and adopt the following resolution:

“RESOLVED, that the stockholders of the Company do hereby amend Article IV, Section 1, of the Amended and Restated Bylaws of Bally Total Fitness Holding Corporation by deleting such section in its entirety and replacing it as follows:1

“The officers of the Corporation shall be chosen by the Board of Directors, provided that the stockholders shall be empowered to remove the Corporation’s Chief Executive Officer and President from office by the affirmative vote of the holders of a majority of the Corporation’s issued and outstanding stock then entitled to vote. The Corporation’s officers shall be a Chief Executive Officer, who shall also be the Corporation’s President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.”

[1]	For ease of reference, text to be added to the existing text of the Bylaws by this resolution is underscored below.

Reasons for the Proposal. Currently, the Company’s Bylaws do not provide stockholders with the authority to remove the Chief Executive Officer and President of the Company. If you believe, as we do, that stockholder democracy would be strengthened by providing the stockholders with the authority to determine the tenure of the Chief Executive Officer and President of the Company, then we urge you to support this proposal. We believe that this proposal would increase management accountability to stockholders and, in turn, improve the quality of the Company’s corporate governance.

LIBERATION RECOMMENDS THAT YOU VOTE “FOR” ITS PROPOSAL TO GIVE STOCKHOLDERS THE AUTHORITY TO REMOVE THE CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY.

Proposal 3. Increase Stockholder Authority with Respect to Determining the Tenure of Officers of the Company.

This proposal is being brought before the Annual Meeting pursuant to (i) Article Fifth, Section B of the Restated Certificate of Incorporation of the Company, which provides, in relevant part, that the Bylaws may be amended upon the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all outstanding shares of the Company’s stock then entitled to vote, and (ii) Section 109 of the Delaware General Corporation law, which provides the stockholders of a company with the authority to amend its bylaws.

We propose that stockholders approve and adopt the following resolution:

“RESOLVED, that the stockholders of the Company do hereby amend Article IV, Section 2, of the Amended and Restated Bylaws of Bally Total Fitness Holding Corporation by deleting such section in its entirety and replacing it as follows:2

“The Board of Directors at its first meeting held after each annual meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors or the stockholders, as the case may be. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal by the Board of Directors or the stockholders. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. The Corporation’s Chief Executive Officer and President may also be removed by the stockholders as provided in Section 1 of this Article IV, and no person removed as Chief Executive Officer and President shall thereafter be appointed or reappointed by the Board of Directors to serve as an officer of the Corporation. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers who are directors of the Corporation shall be fixed by the Board of Directors.”

Reasons for the Proposal. This proposal is meant to ensure the vitality of stockholder democracy at the Company by providing the stockholders with the right to remove a member of senior management if his or her performance falls well short of the mark. While it is

[2]	For ease of reference, text to be added to the existing text of the Bylaws by this resolution is underscored below.

expected that this right would only very rarely be exercised by stockholders, we believe that its very existence would serve as a powerful incentive for members of senior management to pay careful attention to their fiduciary duties and focus keenly on maximizing value for all stockholders. In addition, in order to ensure that the Board of Directors cannot frustrate the expressed will of stockholders holding a majority of the Common Stock to remove the Chief Executive Officer and President of the Company, this proposal provides a mechanism to prevent the Board of Directors from reappointing a Chief Executive Officer and President who may be removed by the stockholders following the adoption of Proposal 3 described herein.

Currently, the Company’s Bylaws do not provide stockholders with the authority to remove officers of the Company. If you believe, as we do, that stockholder democracy would be strengthened by providing the stockholders with a meaningful voice in determining the tenure of the Company’s senior management team, then we urge you to support this proposal. We believe that this proposal would increase management accountability to stockholders and, in turn, improve the quality of the Company’s corporate governance.

LIBERATION RECOMMENDS THAT YOU VOTE “FOR” ITS PROPOSAL TO INCREASE STOCKHOLDER AUTHORITY WITH RESPECT TO DETERMINING THE TENURE OF OFFICERS OF THE COMPANY.

Proposal 4. Protection of Stockholder Authority to Remove Officers of the Company.

This proposal is being brought before the Annual Meeting pursuant to (i) Article Fifth, Section B of the Restated Certificate of Incorporation of the Company, which provides, in relevant part, that the Bylaws may be amended upon the affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all outstanding shares of the Company’s stock then entitled to vote, and (ii) Section 109 of the Delaware General Corporation law, which provides the stockholders of a company with the authority to amend its bylaws.

We propose that stockholders approve and adopt the following resolution:

“RESOLVED, that the stockholders of the Company do hereby amend Article VIII, Section 5, of the Amended and Restated Bylaws of Bally Total Fitness Holding Corporation by deleting such section in its entirety and replacing it as follows:3

“Section 2 of Article III, Section 1 of Article IV, Section 2 of Article IV and this Section 5 of Article VIII of these Bylaws may only be altered, amended, changed or repealed by action of the stockholders of the Corporation.”

Reasons for the Proposal. Currently, the Company’s Bylaws would not prevent the Board of Directors from amending the Bylaws following the Annual Meeting to eviscerate the authority of stockholders to remove officers of the Company contemplated by Proposals 3 and 4 described herein. This proposal would prevent the Board of Directors of the Company from amending the Bylaws against the expressed will of stockholders holding a majority of the Common Stock to eliminate the contemplated authority of stockholders to remove the Chief Executive Officer and President of the Company.

[3]	For ease of reference, text to be added to the existing text of the Bylaws by this resolution is underscored below.

If you believe, as we do, that stockholder democracy would be strengthened by providing the stockholders with a meaningful voice in determining the tenure of the Company’s senior management team, then we urge you to support this proposal.

LIBERATION RECOMMENDS THAT YOU VOTE “FOR” ITS PROPOSAL TO PROTECT STOCKHOLDER AUTHORITY TO REMOVE OFFICERS OF THE COMPANY.

Proposal 5. Removal of Paul A. Toback as Chief Executive Officer and President of the Company.

We propose that stockholders approve and adopt the following resolution:

“FURTHER RESOLVED, that Paul A. Toback is hereby removed as the Chief Executive Officer and President of the Company, effective immediately.”

Reasons for the Proposal. Currently, the Company’s Bylaws do not provide stockholders with the authority to remove officers of the Company. If you believe, as we do, that stockholder democracy would be bolstered by providing the stockholders with a voice in determining the tenure of the Company’s senior management team, then we urge you to support this proposal. This proposal offers you the opportunity to pave the way for the appointment of a new Chief Executive Officer and President who is committed to building stockholder value and making the strategic decisions that will best serve all stockholders.

LIBERATION RECOMMENDS THAT YOU VOTE “FOR” ITS PROPOSAL TO REMOVE PAUL A. TOBACK AS CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY.

Proposal 6. Pardus Bylaw Proposal.

This proposal (the “Pardus Proposal”) is being brought before the Annual Meeting by Pardus pursuant to Section 109 of the Delaware General Corporation law. According to Pardus’ Proxy Statement, the Pardus Proposal is intended to deter the current members of the Board of Directors from amending the Company’s Bylaws in a manner that would create obstacles to the election of Pardus’ nominees. We encourage you to review Pardus’ Proxy Statement for additional information concerning the Pardus Proposal.

Pardus proposes that stockholders approve and adopt the following binding resolution:

“RESOLVED, that each provision or amendment of the Bylaws of Bally Total Fitness Holding Corporation (the “Company”) adopted by the Board of Directors of the Company without the approval of the Company’s stockholders subsequent to May 25, 2005 (purportedly the last date of reported changes) and prior to the approval of this resolution be, and they hereby are, repealed, effective as of the time this resolution is approved by the Company’s stockholders.”

LIBERATION EXPRESSES NO OPINION AND MAKES NO RECOMMENDATION WITH RESPECT TO HOW OR WHETHER YOU SHOULD VOTE FOR THE PARDUS PROPOSAL.

Proposal 7. Board of Directors’ 2006 Omnibus Equity Compensation Plan.

According to the Proxy Statement of the Board of Directors, the Board of Directors has approved the Bally Total Fitness Holding Corporation 2006 Omnibus Equity Compensation Plan (the “Plan”) and will be submitting the Plan for stockholder approval at the Annual Meeting. Under the Plan, which is more fully described in the Proxy of the Board of Directors and appended thereto, the Company will be able to grant stock options, stock units, stock awards, dividend equivalents and other stock-based awards to certain employees and non-employee directors of Bally and employees of Bally’s subsidiaries.

According to the Proxy Statement of the Board of Directors, the Board of Directors’ adoption of the Plan is conditioned on stockholder approval. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required to approve the Plan. According to the Proxy Statement of the Board of Directors, the rules of the New York Stock Exchange further require that at least a majority of the votes of shares of common stock entitled to vote must be cast with respect to the approval of the Plan.

Liberation is soliciting proxies to vote against approval of the Plan. Based on Bally public filings, generous equity compensation packages have already been granted twice in 2005 to all members of the Company’s senior management. These grants were comprised of approximately $[            ] in restricted stock and options to purchase an additional [            ] shares. We believe that previous equity compensation programs administered by the Board of Directors or its designees have been excessively dilutive and we therefore believe that stockholders are best served by rejecting the Plan. Moreover, we are concerned that the Plan does not, by its proposed terms, link awards with clearly identified individual or Company performance benchmarks, relying instead exclusively on the “full power and express discretionary authority” of a committee appointed by the Board of Directors for the determination of grants. Finally, the Plan would enable a committee appointed by the Board of Directors to accelerate vesting and lapsing of restrictions on any and all outstanding equity compensation grants issued under the Plan upon the occurrence of certain change in control events. Since Bally has recently announced its intention to explore “strategic alternatives,” including arrangements that would constitute a change in control under the proposed terms of the Plan, additional needless dilution of stockholders’ stakes in the Company may occur if you approve the Plan.

By voting against approval of the Plan, stockholders can send management a strong message that they support our proposals for improved stockholder rights and oppose further dilution of stockholders’ stakes in the Company.

LIBERATION RECOMMENDS THAT YOU VOTE “AGAINST” THE APPROVAL OF THE PLAN.

Proposal 8. Ratification of the Appointment of KPMG LLP as Independent Auditor for the Company for the Fiscal Year Ending December 31, 2005.

According to the Proxy Statement of the Board of Directors, the Audit Committee has appointed KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2005. The Board of Directors reports in its Proxy Statement that although stockholder ratification of the Audit Committee’s selection of KPMG is not required by the Company’s Bylaws, it believes that it is of sufficient importance to seek ratification.

According to the Proxy Statement of the Board of Directors, representatives of KPMG are expected to be present at the Annual Meeting to “respond to stockholders’ questions and to have the opportunity to make any statements they consider appropriate.”

LIBERATION EXPRESSES NO OPINION AND MAKES NO RECOMMENDATION WITH RESPECT TO HOW OR WHETHER YOU SHOULD VOTE FOR THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

YOUR VOTE IS IMPORTANT. SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED [GOLD] PROXY CARD IN THE ENCLOSED ENVELOPE.

Other Matters to be Considered at the Annual Meeting

The Company will send to you the Board of Directors’ Proxy Statement discussing, among other things, its slate of director nominees, Pardus’ slate of director nominees, the Pardus Proposal, its proposal to approve the Plan, its proposal to ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005 and any other matter that may properly come before the Annual Meeting. It is expected that Pardus will also send you its Proxy Statement discussing, among other things, its slate of director nominees, the Board of Directors’ slate of director nominees and the Pardus Proposal. With the exception of the Board of Directors’ slate of director nominees, Pardus’ slate of director nominees, the Pardus Proposal, the Board of Directors’ proposal to approve the Plan, the Board of Directors’ proposal to ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005 and the proposals contained herein, Liberation is not aware at the present time of any other matters which are scheduled to be voted upon by stockholders at the Annual Meeting.

As stated under Proposal 1, above, we are soliciting your proxy to NOT CAST any vote with respect to Eric Langshur, one of the Company’s nominees for election to the Board of Directors. We encourage you to review the Board of Directors’ Proxy Statement for information concerning its nominees. In addition, we EXPRESS NO OPINION AND MAKE NO RECOMMENDATION with respect to how or whether you should vote for the Pardus

Proposal. We encourage you to review Pardus’ Proxy Statement for additional information concerning its nominees. We are soliciting your proxy to vote FOR the Liberation Proposals. As stated under Proposal 7, above, we are soliciting your proxy AGAINST the approval of the Board of Directors’ 2006 Omnibus Equity Compensation Plan. As stated under Proposal 8, above, we EXPRESS NO OPINION AND MAKE NO RECOMMENDATION with respect to the Board of Directors’ proposal to ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005.

You may mark the enclosed [GOLD] Proxy Card for one or more of the director nominees of the Board of Directors or Pardus, or you may WITHHOLD AUTHORITY to vote for such nominees, and we will vote your proxy accordingly. If a nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election, the proxies will be voted as an abstention vote.

Liberation has omitted from this Proxy Statement certain disclosure that will be included in the Proxy Statements of the Board of Directors or Pardus. This disclosure will include, among other things, biographical information concerning Bally’s and Pardus’ nominees, current directors and executive officers of the Company, information concerning executive compensation, an analysis of cumulative total returns on an investment in Bally shares during the past five years, information on audit services and fees of the Company’s auditors, procedures for nominating directors for election to the Company’s Board of Directors and submitting proposals for inclusion in Company’s Proxy Statement at the next annual meeting. Accordingly, reference is made to the Board of Directors’ and Pardus’ Proxy Statements for such information and stockholders should refer to the Board of Directors’ and Pardus’ Proxy Statements in order to review this disclosure.

An annual report to stockholders covering Bally’s fiscal year ended December 31, 2004, including financial statements, is required to be furnished to stockholders by the Company. Such annual report does not form any part of the material for the solicitation of proxies by Liberation.

Liberation does not make any representation as to the accuracy or completeness of the information contained in the annual report, the Board of Directors’ Proxy Statement, or Pardus’ Proxy Statement.

VOTING AND PROXY PROCEDURE

Proxy Information

The enclosed [GOLD] Proxy Card may be executed only by holders of record at the close of business on December [    ], 2005 (the “Record Date”).

The shares of Common Stock represented by each [GOLD] Proxy Card that is properly executed and returned to Liberation will be voted at the Annual Meeting in accordance with the instructions marked thereon, but if no instructions are marked thereon, the Proxy Card will be voted to WITHHOLD your vote on the election of Eric Langshur; to NOT CAST any vote with respect to the other Board of Directors’ and Pardus’ nominees; FOR each of the Liberation Proposals; to ABSTAIN with respect to the Pardus Proposal; AGAINST the approval of the Board of Directors’ 2006 Omnibus Equity Compensation Plan; to ABSTAIN with respect to the Board of Directors’ proposal to ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005; and, where Liberation has discretionary authority, as described below, in the discretion of the proxies, on whatever other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

If any other matter properly comes before the Annual Meeting that we do not become aware of a reasonable time before the Annual Meeting, the persons named as proxies on the enclosed [GOLD] Proxy Card will have discretionary authority to vote all shares covered by such proxies in accordance with their discretion with respect to such matter. However, if Liberation becomes aware a reasonable time in advance of the Annual Meeting that a matter will be presented for a stockholder vote at the Annual Meeting that is not included on the enclosed [GOLD] Proxy Card, Liberation will not have discretionary authority to vote on such matters and intends either to refrain from voting on any such matter or to revise the [GOLD] Proxy Card in order to include any such additional matter thereon and furnish the same to the stockholders. If a stockholder specifies the manner in which his or her shares are to be voted on any such additional matters on a revised [GOLD] Proxy Card, Liberation will vote such stockholder’s shares as specified. Bally also will furnish stockholders with additional proxy materials describing any such additional matter. Submission of any properly executed Proxy Card will revoke all prior Proxy Cards.

If you hold your shares in one or more brokerage firms, banks or nominees, only they can vote your shares and only upon receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions to vote the [GOLD] Proxy Card.

Proxy Revocation

Whether or not you plan to attend the Annual Meeting, Liberation urges you to vote in accordance with their recommendations contained herein by signing, dating and returning the [GOLD] Proxy Card in the enclosed envelope. You can do this even if you have already sent a different Proxy Card solicited by the Bally’s Board of Directors or Pardus. The Proxy Card that you submit bearing the latest date will be effective to cast your vote, and as such will revoke all Proxy Cards previously executed and submitted by you.

Execution of a [GOLD] Proxy Card does not affect your right to attend the Annual Meeting and to vote in person. Any stockholder that has submitted a Proxy Card (including a Proxy Card given to the Company) may revoke it at any time before it is voted by (a) submitting a new, duly executed Proxy Card bearing a later date, (b) attending and voting at the Annual Meeting in person, or (c) at any time before a previously executed Proxy Card is voted, giving written notice of revocation to either Liberation, c/o Innisfree M&A Incorporated, or the Company. Merely attending the Annual Meeting will not revoke any previous Proxy Card which has been duly executed by you. If you hold your shares in the name of a bank or broker or other nominee, and want to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from the record holder of the shares. The [GOLD] Proxy Card furnished to you by Liberation, if properly executed and delivered, will revoke all prior proxies you may have executed and submitted.

IF YOU PREVIOUSLY EXECUTED AND RETURNED A PROXY CARD TO THE COMPANY, LIBERATION URGES YOU TO REVOKE IT BY SIGNING, DATING AND MAILING THE [GOLD] PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING WITHIN THE UNITED STATES.

Dissenters’ Right Of Appraisal

Stockholders do not have appraisal or similar rights of dissenters under Delaware law with respect to the matters described in this Proxy Statement.

Quorum and Voting

The Board of Directors’ Proxy Statement is required to provide information about the number of shares of Bally Total Fitness Holding Corporation stock outstanding and entitled to vote, the number of record holders thereof and the record date for the Annual Meeting, and reference is made thereto for such information. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting.

The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Assuming a quorum is present, according to the Proxy Statements of the Board of Directors, Pardus and Liberation, as the case may be, a majority of the shares of Common Stock represented at the meeting and entitled to vote is required to elect the director nominees of the Board of Directors or Pardus, approve the Board of Directors’ 2006 Omnibus Equity Compensation Plan, ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005 and to approve our proposal to remove Paul A. Toback as Chief Executive Officer and President of the Company (although the approval of such proposal is contingent on the approval of each of the other Liberation Proposals, each of which requires the support of 75% of the votes entitled to be cast by the holders of all outstanding shares of the Company’s stock in order to be approved).

The affirmative vote of not less than 75% of the votes entitled to be cast by the holders of all outstanding shares of the Company’s stock then entitled to vote is required to approve our proposal to amend the Company’s Bylaws to give stockholders the authority to remove the Chief Executive Officer and President of the Company, our proposal to amend the Company’s Bylaws to increase stockholder authority with respect to determining the tenure of officers of the Company, our proposal to amend the Company’s Bylaws to protect stockholder authority to remove officers of the Company and the Pardus Proposal.

Pursuant to the Bylaws of the Company and Delaware law, each stockholder voting for the proposals is entitled to one vote for each share owned by such stockholder as of the record date. According to the Board of Directors’ Proxy Statement, any abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

CERTAIN STOCKHOLDERS OF THE COMPANY

The following table sets forth, as of December [    ], 2005, the number and percent of outstanding shares of Common Stock beneficially owned by Liberation:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Liberation Investments L.P. 11766 Wilshire Blvd Suite #870 Los Angeles, CA 90025	2,662,963	[7.02]%

Liberation Investments Ltd. 11766 Wilshire Blvd Suite #870 Los Angeles, CA 90025	1,436,487	[3.79]%

Liberation Investments Group LLC 11766 Wilshire Blvd. Suite #870 Los Angeles, CA 90025	4,099,450	[10.80]%

Emanuel R. Pearlman 11766 Wilshire Blvd Suite #870 Los Angeles, CA 90025	4,134,450	[10.90]%

Above parties collectively	4,134,450	[10.90]%

(1)	Based on 38,094,479 shares of Common Stock outstanding as of December [ ], 2005, as reported in the Board of Directors’ Proxy Statement filed on December [ ], 2005 with the Securities and Exchange Commission on December [ ], 2005.

Liberation Investments Group LLC, a general partner of and discretionary investment adviser to Liberation Investments L.P. and Liberation Investments Ltd., may be deemed to indirectly beneficially own 4,099,450 shares [(10.80%)] of the Common Stock of the Company.

Mr. Pearlman is the General Manager, Chairman and Chief Executive Officer of Liberation Investments Group LLC and as such may be deemed to indirectly beneficially own 4,099,450 shares of the Common Stock of the Company. In addition, Mr. Pearlman is the direct beneficial owner of 35,000 shares of Common Stock issued pursuant to a Restricted Stock Agreement, dated September 20, 2001, as amended. In total, Mr. Pearlman may be deemed to own 4,134,450 [(10.90%)] of the Common Stock of the Company.

The Board of Directors’ Proxy Statement is expected to set forth information concerning the number and percentage of outstanding shares beneficially owned by (i) each person known by Bally to own more than 50 shares of the outstanding Common Stock, (ii) each director of Bally, (iii) the Chief Executive Officer and the four most highly compensated executive officers of Bally, and (iv) all executive officers and directors of Bally as a group, and reference is made thereto for such information.

PROXY SOLICITATION; EXPENSES

Liberation will bear the entire expense of preparing, assembling, printing and mailing this Proxy Statement and the [GOLD] Proxy Card and the cost of soliciting proxies.

The total cost of this proxy solicitation (including fees of attorneys, accountants, public relations or financial advisors, solicitors and advertising and printing expenses, litigation expenses and other incidental costs) is estimated to be approximately $[                    ]. Through December [    ], 2005, Liberation has incurred approximately $[                    ] of expenses in connection with this proxy solicitation. To the extent legally permissible, Liberation will seek reimbursement from the Company for the costs of this solicitation. Liberation does not currently intend to submit approval of such reimbursement to a vote of stockholders of the Company at a subsequent meeting unless it is required to do so by law.

In addition to this initial solicitation by mail, proxy solicitations may be made by (i) Liberation, (ii) Mr. Pearlman, the General Manager, Chairman and Chief Executive Officer of Liberation Investment Group LLC, (iii) Mr. Gregg E. Frankel, President of Liberation Investment Group LLC, and (iv) Ms. Nicole A. Jacoby, Director of Research of Liberation Investment Group LLC, without additional compensation, except for reimbursement of reasonable out-of-pocket expenses. Solicitations may be made by telephone, facsimile, hand delivery, messenger service, courier service, personal solicitors and other similar means. Liberation will pay to banks, brokers and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy materials to their principals and in obtaining authorization for the execution of proxies.

Liberation has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. Liberation will pay Innisfree M&A Incorporated a fee of not more than $[                    ]. Liberation has also agreed to reimburse Innisfree M&A Incorporated for its reasonable out-of-pocket expenses, which are currently estimated to be approximately $[                    ]. Innisfree M&A Incorporated will solicit proxies from individuals, brokers, banks, nominees and other institutional holders. Approximately 25 persons will be utilized by Innisfree M&A Incorporated in its solicitation efforts, which may be made by telephone, telegram or in person.

ADDITIONAL INFORMATION

Liberation has filed with the SEC a Statement on Schedule 13D and various amendments thereto, which contain information in addition to that furnished herein. This Schedule 13D and any amendments thereto may be accessed free of charge at the website maintained by the SEC at www.sec.gov and from the Public Reference Section of the Securities and Exchange Commission located at 100 F Street N.E., Washington, D.C. 20549.

LIBERATION INVESTMENTS, L.P. LIBERATION INVESTMENTS LTD.

December [    ], 2005

IF YOU HAVE ANY QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free:

888-750-5834

Banks and Brokers Call Collect:

212-750-5833

APPENDIX I

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

Identity and Background of the Participants

Liberation Investments, L.P., is a Delaware limited partnership. Liberation Investments Ltd. is a private offshore investment corporation. Liberation Investment Group LLC is a Delaware limited liability company and the general partner of Liberation Investments, L.P. and discretionary investment adviser to Liberation Investments Ltd. Emanuel R. Pearlman is the General Manager, Chairman and Chief Executive Officer of Liberation Investment Group LLC. Mr. Gregg E. Frankel is the President of Liberation Investment Group LLC. The entities and persons identified in this paragraph are participants in the solicitation.

The business address of Liberation Investments, L.P. is 11766 Wilshire Blvd, Suite #870, Los Angeles, CA 90025.

The business address of Liberation Investments Ltd. is P.O. Box 31106 SMB Corporate Centre, West Bay Road, Grand Cayman, Cayman Islands.

The business address of Liberation Investment Group LLC is 11766 Wilshire Blvd, Suite #870, Los Angeles, CA 90025.

The business address of Emanuel R. Pearlman is 11766 Wilshire Blvd, Suite #870, Los Angeles, CA 90025.

The business address of Gregg E. Frankel is 770 Broadway, 2nd Floor, New York, NY 10003.

Liberation Investments, L.P. is the record owner of 100 shares of the Company’s Common Stock. Liberation Investments Ltd. is the record owner of 100 shares of the Company’s Common Stock. Emanuel Pearlman is the record owner of 35,000 shares of the Company’s Common Stock. None of the other participants is the record owner of any shares of the Company’s Common Stock.

Shares of Common Stock of Bally bought or sold by Liberation Investments L.P. in the last two years:

Date	Amount Bought (Sold)	Price Per Share
4/29/04	57,950	4.1988
4/30/04	44,505	4.2249
4/30/04	24,150	4.2180
4/30/04	69,000	4.1900
5/03/04	34,500	4.2500
5/03/04	16,284	4.2625
5/04/04	25,600	4.1783
5/05/04	26,000	4.1700

5/05/04	16,380	4.1249
5/06/04	32,500	4.0951
5/06/04	2,860	4.1200
5/07/04	10,595	4.0456
5/07/04	142,220	4.0529
5/10/04	22,750	3.7403
5/10/04	8,450	3.7726
5/10/04	25,480	3.7634
5/13/04	20,150	3.8734
5/13/04	45,500	3.9045
5/14/04	32,500	3.9091
5/17/04	61,750	3.8628
5/18/04	65,000	3.7931
5/19/04	35,100	3.8895
5/19/04	32,500	3.8790
5/19/04	5,330	3.8500
5/20/04	99,450	3.7504
5/21/04	84,500	3.7227
6/01/04	39,000	4.3200
6/04/04	100,750	4.3729
6/07/04	91,000	4.6128
7/20/04	1,105	5.1900
8/4/04	19,520	5.0265
8/11/04	3,102	4.2900
8/12/04	16,500	4.2400
8/13/04	16,500	4.2085
8/20/04	9,636	4.0737
8/23/04	23,100	4.0400
8/24/04	13,200	4.0155
8/26/04	73,326	3.9284
8/27/04	6,600	3,9900
8/27/04	23,760	3,9894
8/30/04	10,428	3,9600
8/31/04	19,272	3.9649
8/31/04	33,000	3.9670
9/1/04	33,000	3.9700
9/7/04	13,200	3.6650
9/9/04	13,200	3.5017
9/9/04	39,600	3.5347
9/10/04	6,600	3.4550
9/17/04	10,560	3.3850
9/20/04	33,000	3.3368
10/8/04	33,000	3.8520
10/11/04	46,200	3.8057
10/19/04	23,166	3.8504

10/21/04	13,266	3.8299
10/26/04	49,500	3.9331
10/28/04	13,200	4.0400
12/8/04	32,500	3.6851
12/8/04	42,250	3.7231
12/9/04	16,250	3.7110
12/9/04	26,000	3.8045
12/10/04	23,270	3.8208
12/13/04	10,238	3.7391
12/14/04	23,335	3.7851
12/16/04	6,500	3.6398
12/20/04	13,000	3.5421
12/21/04	12,100	3.5299
12/23/04	13,000	3.6383
12/28/04	16,250	3.7900
12/29/04	6,500	3.9183
1/5/05	26,000	4.0088
1/7/05	(27,950)	4.6469
2/9/05	46,475	4.1732
2/10/05	21,450	3.8800
5/4/05	487,500	3.0400

Shares of Common Stock of Bally bought or sold by Liberation Investments Ltd. in the last two years:

Date	Amount Bought (Sold)	Price Per Share
4/29/04	37,050	4.1988
4/30/04	19,995	4.2249
4/30/04	10,850	4.2180
4/30/04	31,000	4.1900
5/03/04	15,500	4.2500
5/03/04	7,316	4.2625
5/04/04	14,400	4.1783
5/05/04	14,000	4.1700
5/05/04	8,820	4.1249
5/06/04	17,500	4.0951
5/06/04	1,540	4.1200
5/07/04	5,705	4.0456
5/07/04	76,580	4.0529
5/10/04	12,250	3.7403
5/10/04	4,550	3.7726
5/10/04	13,720	3.7634
5/13/04	10,850	3.8734

5/13/04	24,500	3.9045
5/14/04	17,500	3.9091
5/17/04	33,250	3.8628
5/18/04	35,000	3.7931
5/19/04	18,900	3.8895
5/19/04	17,500	3.8790
5/19/04	2,870	3.8500
5/20/04	53,550	3.7504
5/21/04	45,500	3.7227
6/01/04	21,000	4.3200
6/04/04	54,250	4.3729
6/07/04	49,000	4.6128
7/20/04	595	5.1900
7/28/04	5,900	5.0900
8/3/04	10,000	5.0300
8/4/04	20,980	5.0265
8/11/04	1,598	4.2900
8/12/04	8,500	4.2400
8/13/04	8,500	4.2085
8/20/04	4,964	4.0737
8/23/04	11,900	4.0400
8/24/04	6,800	4.0155
8/26/04	37,774	3.9284
8/27/04	3,400	3,9900
8/27/04	12,240	3,9894
8/30/04	5,372	3,9600
8/31/04	9,928	3.9649
8/31/04	17,000	3.9670
9/1/04	17,000	3.9700
9/7/04	6,800	3.6650
9/9/04	6,800	3.5017
9/9/04	20,400	3.5347
9/10/04	3,400	3.4550
9/17/04	5,440	3.3850
9/20/04	17,000	3.3368
10/8/04	17,000	3.8520
10/11/04	23,800	3.8057
10/19/04	11,934	3.8504
10/21/04	6,834	3.8299
10/26/04	25,500	3.9331
10/28/04	6,800	4.0400
12/8/04	17,500	3.6851
12/8/04	22,750	3.7231
12/9/04	8,750	3.7110
12/9/04	14,000	3.8045

12/10/04	12,530	3.8208
12/13/04	5,512	3.7391
12/14/04	12,565	3.7851
12/16/04	3,500	3.6398
12/20/04	7,000	3.5421
12/21/04	6,500	3.5299
12/23/04	7,000	3.6383
12/28/04	8,750	3.7900
12/29/04	3,500	3.9183
1/5/05	14,000	4.0088
1/7/05	(15,050)	4.6469
2/9/05	25,025	4.1732
2/10/05	11,550	3.8800
5/4/05	262,500	3.0400

Debt securities of Bally bought or sold by Liberation Investments L.P. in the last two years:

Debt	Date	Amount Bought (Sold)	Price Per Unit
9 7/8% Senior Subordinated Notes due 2007	11/16/04	1,300,000	80.750
9 7/8% Senior Subordinated Notes due 2007	11/16/04	650,000	81.000
9 7/8% Senior Subordinated Notes due 2007	1/5/05	(1,950,000)	87.750
9 7/8% Senior Subordinated Notes due 2007	4/28/05	480,000	82.250
9 7/8% Senior Subordinated Notes due 2007	9/8/05	(480,000)	89.500

Debt securities of Bally bought or sold by Liberation Investments Ltd. in the last two years:

Debt	Date	Amount Bought (Sold)	Price Per Unit
9 7/8% Senior Subordinated Notes due 2007	11/16/04	700,000	80.750
9 7/8% Senior Subordinated Notes due 2007	11/16/04	350,000	81.000
9 7/8% Senior Subordinated Notes due 2007	1/5/05	(1,050,000)	87.750
9 7/8% Senior Subordinated Notes due 2007	4/28/05	259,000	82.250
9 7/8% Senior Subordinated Notes due 2007	9/8/05	(259,000)	89.500

* * *

Except as set forth in this Proxy Statement (including the Schedules and Appendices hereto), none of Liberation Investments, L.P., Liberation Investments Ltd., Liberation Investment Group LLC, Mr. Pearlman, Mr. Frankel nor any of their respective affiliates or associates, directly or indirectly:

•	beneficially owns any shares of Common Stock of the Company or any securities of any parent or subsidiary of the Company;

•	has had any relationship with the Company in any capacity other than as a stockholder;

•	has been a party to any transaction, or series of similar transactions, since January 1, 2003, nor is any currently proposed transaction known to any of them, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates or associates had, or will have, a direct or indirect material interest;

•	has entered into any agreement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party;

•	has a contract, arrangement or understanding within the past year with any person with respect to the Company’s securities;

•	has any agreement, arrangement or understanding with any person with respect to any future employment with the Company or any of its affiliates or with respect to any future transactions to which Company or any of its affiliates may be a party; or

•	is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material legal proceeding.

In the past, Mr. Pearlman has acted as an advisor to Bally with respect to various financing and acquisition activities and has received customary fees and compensation for such services. During 2003, the Company paid Gemini Partners II L.P., an company affiliated with Mr. Pearlman, $206,056.19 in consulting and advisory fees. Mr. Pearlman is not presently providing any consulting or advisory services to the Company.

On June 19, 2003, Mr. Pearlman and the Company entered into an agreement pursuant to which Mr. Pearlman was retained to provide advisory services to the Company with respect to various financing activities. In consideration of such services, Mr. Pearlman was paid $70,000 in cash (which is included in the $206,056.19 amount described above) and was entitled to retain certain restricted stock previously issued to him without the risk of forfeiture due to the termination of his services. Mr. Pearlman and the Company executed an Amendment to Restricted Stock Award Agreement, effective July 30, 2003. The purpose of the amendment was to amend the terms of a restricted stock award pursuant to which Mr. Pearlman was granted 35,000 shares of restricted stock to provide that the restricted stock would not be forfeited upon termination of Mr. Pearlman’s employment.

Pending Litigation

In Bally Total Fitness Holding Corp. v. Liberation Investments, LP, et al., Del. Ch. C.A. No. 1820-N, filed December 5, 2005 in the Delaware Court of Chancery, the Company is seeking a declaratory judgment based upon the allegation that Liberation’s stockholder proposal is invalid because it seeks to amend the Company’s Bylaws in a manner that violates the Company’s charter and the Delaware General Corporation Law (“DGCL”). Liberation maintains that its shareholder proposal is consistent with both the Company’s charter and the DGCL, which expressly provide for such amendments and allow shareholders to elect or remove corporate officers. This proceeding is currently pending, and, while Liberation is unable to make a prediction as to its outcome, we believe that the Company’s claim is without merit and that we will ultimately prevail in this case.

In Bally Total Fitness Holding Corp. v. Liberation Investments, L.P., et al., C.A. No. 05-841-JJF, filed on December 5, 2005 in the United States District Court for the District of Delaware, the Company seeks temporary injunctive relief against Liberation based upon alleged violations of the Securities Exchange Act of 1934 arising out of the proxy solicitation materials provided in connection with Liberation’s stockholder proposals. Liberation maintains that there is no basis for relief because the proxy solicitation materials complied with all applicable securities laws and regulations. This proceeding is currently pending, and, while Liberation is unable to make a prediction as to its outcome, we believe that the Company’s claim is without merit and that we will ultimately prevail in this case.

[FORM OF PROXY CARD]

PROXY CARD

THIS PROXY IS SOLICITED BY LIBERATION INVESTMENTS, L.P.

AND LIBERATION INVESTMENTS LTD. (TOGETHER

“LIBERATION”) IN OPPOSITION TO THE BOARD OF DIRECTORS

OF BALLY TOTAL FITNESS HOLDING CORPORATION

The undersigned hereby appoints Emanuel R. Pearlman, Gregg E. Frankel and Nicole A. Jacoby, and each of them, the proxy or proxies of the undersigned, with full power of substitution, and hereby authorizes them to vote, as provided below, all shares of Common Stock, par value $.01 per share, of Bally Total Fitness Holding Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders of the Company to be held on January 26, 2005, and at any and all adjournments or postponements thereof (the “Annual Meeting”). The undersigned hereby revokes any previous proxies with respect to any and all matters to be voted upon at the Annual Meeting.

1.	Election of Directors Nominated by Pardus and Directors Nominated by the Company. You should only mark boxes for 3 (three) individual nominees. If you mark boxes for more than three individual nominees, your vote with respect to Proposal 1 may not be valid.

FOR	WITHHOLD	Pardus Nominees	FOR	WITHHOLD	Company Nominees
☐	☐	Charles J. Burdick	☐	☐	Eric Langshur
☐	☐	Barry R. Elson	☐	☐	Barry R. Elson
☐	☐	Don R. Kornstein	☐	☐	Charles J. Burdick

		FOR	AGAINST	ABSTAIN
2.	Liberation’s Proposal to Give Stockholders the Authority to Remove the Chief Executive Officer and President of the Company	☐	☐	☐

3.	Liberation’s Proposal to Increase Stockholder Authority in Determining the Tenure of the Company’s Officers	☐	☐	☐

4.	Liberation’s Proposal to Protect Stockholder Authority to Remove the Company’s Officers	☐	☐	☐

5.	Liberation’s Proposal to Remove Paul A. Toback as Chief Executive Officer and President of the Company	☐	☐	☐

6.	Pardus’ Proposal to Repeal Any Amendments to the Bylaws Made by the Board from May 26, 2005 Through the Annual Meeting	☐	☐	☐

7.	Board of Directors’ Proposal to Approve the 2006 Omnibus Equity Compensation Plan	☐	☐	☐

8.	Board of Directors’ proposal to ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005	☐	☐	☐

9.	In their discretion, with respect to any other matters as may properly come before the Annual Meeting.

.

[REVERSE] THIS PROXY WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, IT WILL BE VOTED AS FOLLOWS: TO WITHHOLD WITH RESPECT TO ERIC LANGSHUR AND TO NOT CAST ANY VOTE WITH RESPECT TO THE OTHER NOMINEES IN ITEM 1; FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5; ABSTAIN WITH RESPECT TO THE PROPOSAL IN ITEM 6; AGAINST THE PROPOSAL IN ITEM 7; ABSTAIN WITH RESPECT TO THE PROPOSAL IN ITEM 8; AND IN THE DISCRETION OF THE PROXIES, UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

LIBERATION RECOMMENDS THAT YOU NOT CAST ANY VOTE FOR ERIC LANGSHUR, ONE OF THE BOARD OF DIRECTORS’ NOMINEES, FOR THE PROPOSALS IN ITEMS 2, 3, 4 AND 5, AND AGAINST THE PROPOSAL IN ITEM 7. WE MAKE NO RECOMMENDATIONS WITH RESPECT TO PARDUS’ NOMINEES IN ITEM 1, THE PROPOSAL IN ITEM 6 OR THE PROPOSAL IN ITEM 8. TO VOTE IN ACCORDANCE WITH LIBERATION’S RECOMMENDATIONS, JUST SIGN, DATE AND RETURN THIS PROXY; NO BOXES NEED TO BE CHECKED.

The undersigned hereby acknowledges receipt of the Proxy Statement of Liberation dated December     , 2005.

DATED: , 200

Signature:

Signatures, if held jointly:

Title or Authority:

Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee, broker, bank nominee, guardian, or in any other similar capacity, please include your full title. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy votes all shares held in all capacities.